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                                                                    Exhibit 99.1

                                                             One Ameren Plaza
                                                             1901 Chouteau
                                                             Avenue
                                                             St. Louis, MO 63103

Contact:

Media                           Analysts                  Investors
Susan Gallagher                 Bruce Steinke             Investor Services
(314) 554-2175                  (314) 554-2574            invest@ameren.com
sgallagher@ameren.com           bsteinke@ameren.com


FOR IMMEDIATE RELEASE
---------------------


             Illinois Power Company Announces Partial Redemption and
            Cash Tender Offer for its 11.50% Mortgage Bonds due 2010


St. Louis, Mo., Oct. 15, 2004---Illinois Power Company, doing business as AmerenIP and a subsidiary of Ameren Corporation (NYSE: AEE), announced today a redemption of $192,500,000 aggregate principal amount of its mortgage bonds, 11.50% Series due 2010 ("Bonds") and a cash tender offer for any and all remaining Bonds ($357,500,000 aggregate principal amount). The CUSIP numbers for the Bonds are 452092 CK 3 and 452092 CM 9. The redemption and tender offer are part of Ameren's plan to improve AmerenIP's financial profile and lower its financing costs, following the Sept. 30, 2004, acquisition of Illinois Power by Ameren.

Partial Redemption
------------------

     Pursuant to an equity clawback provision, AmerenIP has unconditionally called for redemption on Nov. 15, 2004, $192,500,000 aggregate principal amount of its Bonds at a price equal to $1,115 per $1,000 principal amount of Bonds, together with accrued and unpaid interest to the redemption date.

     The Bonds will be redeemed with equity contributed to AmerenIP by Ameren and will be selected in accordance with the applicable procedures for partial redemptions of The Depository Trust Company, the registered holder of the Bonds.

     Copies of the notice of redemption may be obtained from Ameren by calling Investor Services at (314) 554-3502 (St. Louis) or (800) 255-2237 (toll free).

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Cash Tender Offer
-----------------

     AmerenIP is offering to purchase for cash any and all of its Bonds that are not redeemed pursuant to the equity clawback provision. Following the partial redemption of the Bonds, $357,500,000 aggregate principal amount of Bonds will remain outstanding and are eligible to participate in the tender offer. The purchase price will be determined, as described in the Offer to Purchase, in accordance with standard market practice by reference to a yield of 50 basis points over the yield on the 2.625% U.S. Treasury Note due Nov. 15, 2006, on the price determination date. The price determination date is scheduled for 2:00 p.m., New York City time, on Nov. 18, 2004. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Nov. 22, 2004. AmerenIP reserves the right to extend or terminate the tender offer.

     The tender offer is not conditioned on any minimum number of Bonds being tendered. The tender offer is, however, subject to other conditions discussed in the Offer to Purchase. The tender offer is also intended to satisfy an obligation to offer to purchase outstanding Bonds resulting from the "change of control" of Illinois Power.

     This release is merely a notification that the tender offer exists and is not an offer for the tender of the Bonds, which is only being made by the tender offer materials. If you are interested in participating in the tender offer, you should review all of the information regarding the terms and conditions of the tender offer in the Offer to Purchase and related documentation. For additional information or for copies of the Offer to Purchase or the other offer documents, you may call Global Bondholder Services Corporation, the information agent, at
(212) 430-3774 (collect) or toll-free at (866) 470-4500. The sole dealer managers for the tender offer are J.P. Morgan Securities Inc. (866) 834-4666 (toll free) and Lehman Brothers Inc. (212) 528-7581 (collect) and (800) 438-3242 (toll free).

     AmerenIP, a regulated utility based in Decatur, Ill., and a subsidiary of Ameren, serves more than 590,000 electricity customers and nearly 415,000 natural gas customers over 15,000 square miles in northern, central and southern Illinois. With assets of $17 billion, Ameren, through its subsidiaries, serves
2.3 million electric customers and 900,000 natural gas customers over a 64,000 square-mile area of Missouri and Illinois.

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